Exhibit 10.1

Amendment No. 1 to the Wayfair Inc. 2023 Incentive Award Plan

The first sentence of Section 3.1(a) of the Wayfair Inc. 2023 Incentive Award Plan (the “Plan”) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) Share Reserve. Subject to Section 11.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is the sum of: (i) 35,000,000 Shares, (ii) the number of Shares which as of the Effective Date are available for grant under the Prior Plan, and (iii) any Shares which are subject to Prior Plan Awards and which, on or after the Effective Date, become available for issuance under this Plan pursuant to Section 3.1(b); provided, however, no more than 35,000,000 Shares may be issued upon the exercise of Incentive Stock Options.”

Except as expressly amended herein, the Plan and all of the provisions contained therein shall remain in full force and effect.